CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Capital Protected Notes due 2013	$5,585,000	$219.49

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 547 to
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated March 20, 2008
Rule 424(b)(2)
$5,585,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Capital Protected Notes due September 30, 2013
Based on the Value of a Basket of Three Equity Indices and a Commodity Index

Unlike ordinary debt securities, the notes do not pay interest.  Instead, the notes will pay at maturity, for each $1,000 stated principal amount of notes, $1,000 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of a basket of four indices composed of three equity indices, the S&P 500® Index, which we refer to as the S&P 500 index, the MSCI EAFE Index, which we refer to as the MSCI EAFE index, and the Russell 2000® Index, which we refer to as the Russell 2000 index, and one commodity index, the Dow Jones–AIG Commodity IndexSM, which we refer to as the commodity index, over the term of the notes as determined on September 23, 2013, which we refer to as the determination date. We refer to each of the indices as a basket index and to the indices collectively as the basket indices. In no event will the payment at maturity be less than the stated principal amount of $1,000.
•	The stated principal amount and issue price of each note is $1,000.
•	We will not pay interest on the notes.
•
At maturity, you will receive, for each $1,000 stated principal amount of notes, $1,000 plus a supplemental redemption amount, if any, equal to the product of (i) $1,000 times (ii) the basket performance times (iii) the participation rate, which is equal to 100%, provided that the supplemental redemption amount will not be less than $0.

º	The basket performance will equal the sum of the performance values for each of the basket indices.
º
The performance value for each basket index will equal the product of the respective final value for each basket index minus the respective initial value for such basket index divided by the respective initial value for such basket index times the respective weighting for such basket index.

•
The initial value for each basket index equals (i) in the case of the S&P 500 index, 1,329.51, in the case of the MSCI EAFE index, 1,945.19, and in the case of the Russell 2000 index, 681.42, which are the respective closing values of the indices on the day we priced the notes for initial sale to the public, which we refer to as the pricing date and (ii) in the case of the commodity index , the official settlement price of the index on the pricing date. Due to a market disruption event, the initial value for the Commodity Index will be determined by the calculation agent on the next index business day on which there is no market disruption event in accordance with the procedures set forth as described herein.  The definitive initial value for the Commodity Index will be provided in an amended pricing supplement.

º
The final value for each basket index will equal (i) in the case of each of the basket indices other than the commodity index, the closing value on the determination date and (ii) in the case of the commodity index, the official settlement price on the determination date.

º	The weighting for each basket index will equal (i) in the case of the S&P 500 index, the MSCI EAFE index and the commodity index, 30%, and (ii) in the case of the Russell 2000 index, 10%.
•	If the basket performance is less than or equal to 0%, you will not receive any supplemental redemption amount and will receive only the stated principal amount of $1,000.
•	Investing in the notes is not equivalent to investing in the basket indices or their component stocks or commodities.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 6174464D8.
•
You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-8.

PRICE $1,000 PER NOTE

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per note	$1,000	$35	$965
Total	$5,585,000	$195,475	$5,389,525
 (1)  For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of notes–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)            otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of a weighted basket composed of three equity indices, the S&P 500® Index (which we refer to as the S&P 500 index), the MSCI EAFE Index (which we refer to as the MSCI EAFE index) and the Russell 2000® Index (which we refer to as the Russell 2000 index), and one commodity index, the Dow Jones–AIG Commodity IndexSM (which we refer to as the commodity index).  We refer to each of the indices as a basket index and to the indices collectively as the basket indices.

The notes combine features of a debt investment and equity and commodity investments by offering at maturity 100% principal protection with the opportunity to participate in any appreciation of the basket.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage change of the basket, provided that the supplemental redemption amount will not be less than $0.

“Standard and Poor’s®,” “S&P®” and “S&P 500®” are trademarks of Standard & Poor’s Corporation.  The “Russell 2000® Index” is a trademark of Frank Russell Company.  “MSCI EAFE Index®” is a trademark of MSCI Inc.  “Dow JonesSM,” “AIG®” and “Dow Jones–AIG Commodity IndexSM” are service marks of Dow Jones & Company, Inc. and American International Group, Inc., as the case may be.  These trademarks and service marks have been licensed for use by Morgan Stanley.

Each note costs $1,000
We, Morgan Stanley, are offering you Capital Protected Notes due September 30, 2013, Based on the Value of a Basket of Three Equity Indices and a Commodity Index, which we refer to as the notes.  The stated principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket
We have designed the notes to provide investors with exposure to the basket indices.  The following table sets forth the basket indices, and the initial value and the percentage weighting of each basket index within the basket:

Basket Index	Percentage Weighting	Initial Value
S&P 500 index	30%	1,329.51
Commodity index	30%	197.334
MSCI EAFE index	30%	*
Russell 2000 index	10%	681.42

Due to a market disruption event, the initial value for the Commodity Index will be determined by the calculation agent on the next index business day on which there is no market disruption event in accordance with the procedures set forth under "Description of Notes-Valuation Date" in the accompanying preliminary pricing supplement.  The definitive initial value for the Commodity Index will be provided in an amended pricing supplement.

Payment at maturity	100% Principal Protection

Unlike ordinary debt securities, the notes do not pay interest.  Instead, at maturity for each $1,000 stated principal amount, we will pay you at least the stated principal amount of $1,000, plus the supplemental redemption amount, if any.

Payment at Maturity

The payment at maturity will be calculated as follows:

Payment at maturity = $1,000 + supplemental redemption amount

Beginning on PS-6, we have provided examples of hypothetical payouts on the notes.

The Supplemental Redemption Amount Is Linked to the Basket Indices

The supplemental redemption amount will be equal to the product of (i) $1,000 times (ii) the basket performance times (iii) the participation rate, which is equal to 100%, provided that the supplemental redemption amount will not be less than zero.

Where,

basket performance =	the sum of the performance values for each basket index; and

performance value =
with respect to each basket index, the product of (x) the final value for each basket index minus the respective initial value for such basket index divided by the initial value of such basket index times (y) the weighting for such basket index.  Each such product for a basket index may be expressed by the following formula:

If the basket performance is less than or equal to 0%, the supplemental redemption amount will be zero. In that case, you will receive at maturity only the stated principal amount of $1,000 for each $1,000 stated principal amount of notes that you hold and will not receive any supplemental redemption amount.

Please review the historical values of the basket indices in the section of this pricing supplement called “Description of Notes—Historical Information” for each calendar quarter in the period from January 1, 2003 through March 20, 2008 and related graphs.  Please also review the graph of the historical performance of the basket for the period from January 1, 2003 through March 20, 2008 in this pricing supplement under “Description of Notes—Historical Chart,” which illustrates the effect of any offset between the basket indices during such period.  You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in certain basket indices will be offset by decreases in other basket indices, based on their historical performance.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes.  As calculation agent, MS & Co. will determine the initial value for each basket index, the final value for each basket index, the basket performance and the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this document called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will be required to include in income original issue discount based on the comparable yield (as discussed in this document) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes.  Any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  Please read the section of this document called “Description of Notes — United States Federal Income Taxation.”

If you are a non-U.S. investor, please read the section of this document called “Description of Notes — United States Federal Income Taxation — Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and accompanying prospectus dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.”  The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, calculated on the determination date as follows: (i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  Following are two more examples of the calculation of the payment at maturity.

Example 1
Basket Index	Weighting	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Hypothetical Performance Value
S&P 500 index	30%	1,350	1,485	10%	3%
Commodity index	30%	200	220	10%	3%
MSCI EAFE index	30%	2,000	2,200	10%	3%
Russell 2000 index	10%	700	770	10%	1%

Hypothetical basket performance:					10%

Basket performance =  sum of performance values of each basket index

Performance value = [(final value - initial value) / initial value] x weighting

[(final S&P 500 index value – initial S&P 500 index value) / initial S&P 500 index value]  x  30%;
plus
[(final commodity index value – initial commodity index value) / initial commodity index value]  x  30%;
plus
[(final MSCI EAFE index value – initial MSCI EAFE index value) / initial MSCI EAFE index value]  x  30%;
plus
[(final Russell 2000 index value – initial Russell 2000 index value) / initial Russell 2000 index value]  x  10%

So, using the hypothetical final prices above:

S&P 500 index =   [(1,485 – 1,350) / 1,350] x 30%  =  3%,
plus
Commodity index =  [(220 – 200) / 200] x 30%  =  3%,
plus
MSCI EAFE index =  [(2,200 – 2,000) / 2,000] x 30%  =  3%,
plus
Russell 2000 index=   [(770 – 700) / 700] x 10%  =  1%

Hypothetical basket performance   =   10%

Example 2: Basket performance is positive.

Hypothetical basket performance:            12%
Participation rate:                   100%
Basket Index	Hypothetical Percentage Change	Hypothetical Performance Value
S&P 500 index	10%	3%
Commodity index	10%	3%
MSCI EAFE index	10%	3%
Russell 2000 index	30%	3%

Hypothetical basket performance =		12%

Payment at maturity = $1,000 + supplemental redemption amount; provided that the supplemental redemption amount will not be less than $0.

Supplemental redemption amount	=	$1,000 x basket performance x participation rate

=	$1,000 x 12% x 100% = $120

The final payment at maturity per note will be $1,120, or the stated principal amount of $1,000 plus the supplemental redemption amount of $120.

Example 3: Basket performance is zero or negative.

Basket Index	Hypothetical Percentage Change	Hypothetical Performance Value
S&P 500 index	– 10%	– 3%
Commodity index	– 10%	– 3%
MSCI EAFE index	10%	3%
Russell 2000 index	10%	1%

Hypothetical basket performance =		– 2%

Payment at maturity = $1,000 + supplemental redemption amount; provided that the supplemental redemption amount will not be less than $0.

Supplemental redemption amount	=	$1,000 x basket performance x participation rate

=	$1,000 x – 2% (less than zero) x 100% = $0

As the basket performance is less than 0%, the supplemental redemption amount will be zero and the total payment at maturity per note will equal only the $1,000 stated principal amount.

In the above example, two of the basket indices — the MSCI EAFE index and the Russell 2000 index (with a combined weighting of 40% of the basket) — are each 10% higher, but the two other basket indices — the S&P 500 index and the commodity index (with a combined weighting of 60% of the basket) — are each 10% lower.  Accordingly, although two of the basket indices are higher, the decrease of the other two basket indices offsets such increase and the basket performance is less than zero.  Therefore, the supplemental redemption amount will be zero and the total payment at maturity per note will equal only the $1,000 stated principal amount.

Please review the tables of the historical index closing values of each of the basket indices for each calendar quarter in the period from January 1, 2003 through March 20, 2008 and related graphs.  Please also review the graph of the historical performance of the basket for the period from January 1, 2003 through March 20, 2008 (assuming that each of the basket indices is weighted in the basket as described above) in this pricing supplement under “Description of Notes—Historical Chart” which illustrates the effect of the offset and/or correlation among the basket indices during such period.  You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in the index closing values of any of the basket indices will be offset by decreases in the index closing values of other basket indices, based on their historical performance.

RISK FACTORS

The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket indices.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes.  Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The return of only the stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental redemption amount, if any, based on performance of a weighted basket of three equity indices and a commodity index.

The notes may not pay more than the stated principal amount at maturity	If the basket performance is less than or equal to 0% you will receive only the stated principal amount of $1,000.

The notes will not be listed
The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.

Market price of the notes influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•	the index closing value of each of the basket indices at any time,

•	the volatility (frequency and magnitude of changes in value) of the basket indices,

•	interest and yield rates in the market,

•
geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities or commodities underlying the basket indices, or equity or commodities markets generally, and that may affect the final value for each basket indices,

•	the time remaining to the maturity of the notes,

•	the dividend rate on the stocks underlying the equity indices,

•	trends of supply and demand for the commodities underlying the commodity index, at any time, and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount if at the time of sale or on the determination date the basket performance value is at, below 0% or if market interest rates rise.

You cannot predict the future performance of the basket indices based on their historical performance.  We cannot guarantee that the basket performance will be greater than 0% so that you will receive at maturity an amount in excess of the stated principal amount of the notes.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket indices may offset each other
Price movements in the basket indices may not correlate with each other.  At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much or may even decline in value.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices.  You can review the historical index closing values of each of the basket indices for each calendar quarter in the period from January 1, 2003 through March 20, 2008 and related graphs.  Please also review the graph of the historical performance of the basket for the period from January 1, 2003 through March 20, 2008 in this pricing supplement under “Description of Notes—Historical Chart.”  You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in the levels of any of the basket indices will be offset by decreases in the levels of other basket indices, based on their historical performance.  In addition, there can be no assurance that the basket performance will be greater than 0%.  If the basket performance is less than or equal to 0%, you will receive at maturity only the stated principal amount of the notes.

Adjustments to the equity indices could adversely affect the value of the notes
The publisher of any equity index can add, delete or substitute the stocks underlying the equity indices, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the equity indices. Any of these actions could adversely affect the value of the notes.

The publisher of any equity index may discontinue or suspend calculation or publication of the equity index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, on the determination date the final value for the discontinued index will be an amount based on the stocks or contracts underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the applicable equity index.

Adjustments to the commodity index could adversely affect the value of the notes
Dow Jones & Company, Inc., or Dow Jones, in conjunction with AIG Financial Products Corp., or AIG-FP, is responsible for calculating, maintaining and publishing the commodity index.  Dow Jones and AIG-FP can add, delete or substitute the contracts underlying the commodity index or make other methodological changes that could change the commodity index value.  Dow Jones and AIG-FP may discontinue or suspend calculation or dissemination of the commodity index.  Any of these actions could adversely affect the value of the notes.

Several factors have had and may in the future have an effect on the value of the commodity index
Investments, such as the notes, linked to the prices of commodities, are considered speculative, and prices of commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the basket performance and the value of your notes in varying ways, and different factors may cause the value of different commodities underlying the commodity index, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Higher future prices of the commodities included within the commodity index relative to their current prices may decrease the amount payable at maturity
The commodity index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that comprise the commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the commodity index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the commodity index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the commodity index and, accordingly, decrease the payment you receive at maturity.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the basket performance and, therefore, the value of the notes.

You have no shareholder rights	As an investor in the notes, you will not have voting rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie any of the equity indices.

There are risks associated with investments in securities indexed to the value of foreign equity securities
The underlying stocks that constitute the MSCI EAFE index have been issued by companies in various foreign countries.  Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Investing in the notes is not equivalent to investing in the basket indices	Investing in the notes is not equivalent to investing in the basket indices or their component stocks or futures commodities.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MS & Co. has determined the initial value for each basket index and will determine the final value for each basket index, the basket performance and will calculate the supplemental redemption amount, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of a basket index, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Notes—Market Disruption Event” and “—Discontinuance of a Basket Index; Alteration of Method of Calculation.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The subsidiaries through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the values of the basket indices
MS & Co. and other affiliates of ours have carried out will continue to carry out hedging activities related to the notes (and possibly to other instruments linked to the basket indices or their component stocks or commodities), including trading in the stocks underlying the equity indices and in commodities underlying the commodity index as well as in other instruments related to the basket indices.  MS & Co. and some of our other subsidiaries also trade in the stocks underlying the equity indices, futures contracts underlying the commodity index and other financial instruments related to the basket indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we priced the notes for initial sale to the public could have increased any of the initial values of the basket indices and, as a result, could have increased the values at which the respective basket index must close on the determination date before you receive a payment at maturity that exceeds the stated principal amount on the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the values of the basket indices on the determination date and, accordingly, the amount of cash you will receive at maturity.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Notes” refers to each $1,000 Stated Principal Amount of our Capital Protected Notes Due September 30, 2013, Based on the Value of a Basket of Three Equity Indices and a Commodity Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$5,585,000

Original Issue Date (Settlement Date)	March 28, 2008

Pricing Date	March 20, 2008

Maturity Date	September 30, 2013

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	6174464D8

Issue Price	$1,000 (100%)

Stated Principal Amount	$1,000

Minimum Denominations	$1,000

Basket
The Basket is composed of three equity indices and one commodity index (each a “Basket Index” and collectively, the “Basket Indices”) as set forth in the table below.  The table also indicates the relevant Bloomberg Ticker Symbol and the Weighting for each of the Basket Indices.

Basket Index	Bloomberg Ticker Symbol	Weighting
S&P 500® Index (“S&P 500 Index”)	SPX	30%
Dow Jones–AIG Commodity IndexSM (“Commodity Index”)	DJAIG	30%
MSCI EAFE Index (“MSCI EAFE Index”)	MXEA	30%
Russell 2000® Index (“Russell 2000 Index”)	RTY	10%

Equity Indices	The S&P 500 Index, the MSCI EAFE Index and the Russell 2000 Index.

Maturity Redemption Amount
At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the Stated Principal Amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the Stated Principal Amount of each Note, on or prior to 10:30 a.m. on the Equity Trading Day preceding the Maturity Date (but if such Equity Trading Day is not a Business Day, prior to the close of business on the Business

Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities —The Depositary” in the accompanying prospectus.

Supplemental Redemption Amount
The Supplemental Redemption Amount will be equal to the product of (i) $1,000 times (ii) the Basket Performance times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero.  The Calculation Agent will calculate the Supplemental Redemption Amount on the Determination Date.

Participation Rate	100%

Basket Performance	The Basket Performance is the sum of the Performance Values for each of the Basket Indices.

Performance Value
With respect to each Basket Index, the product of (x) the Final Value for each Basket Index minus the Initial Value for such Basket Index divided by the Initial Value of such Basket Index times (y) the Weighting for such Basket Index.  Each such product may be expressed by the following formula:

(Final Value – Initial Value)	X	Weighting
Initial Value

In certain circumstances, the Basket Performance will be based on an alternate calculations of the Index Closing Values for the Basket Indices, as described under “—Discontinuance of an Index; Alteration of Method of Calculation.”

Initial Value
The Initial Value for each Basket Index will equal the Index Closing Value on the Pricing Date, which is, in the case of the S&P 500 Index, 1,329.51, in the case of the MSCI EAFE Index, 1,945.19 and in the case of the Russell 2000 Index, 681.42.
Due to a market disruption event, the initial value for the Commodity Index will be determined by the calculation agent on the next index business day on which there is no market disruption event in accordance with the procedures set forth under "-Determination Date".  The definitive initial value for the Commodity Index will be provided in an amended pricing supplement.

Index Closing Value
With respect to the S&P 500 Index, the MSCI EAFE Index and the Russell 2000 Index, or any respective Successor Index, the Index Closing Value on any Equity Index Business day will equal the closing value of the respective Basket Index published at the regular weekday close of trading on any Equity Index Business Day, as published under the Bloomberg Ticker Symbol “SPX,” “MXEA,” and “RTY” for the S&P 500 Index, the MSCI EAFE Index and the Russell 2000 Index, respectively, or any respective successor symbol(s) thereof, or the Bloomberg Ticker Symbol or successor symbol of any Successor Index.

With respect to the Commodity Index, the official settlement price of the Commodity Index as published by the Index Publisher, or any Successor Index.

Final Value
The Index Closing Value for a Basket Index or the closing value for any respective Successor Index (as defined under “—Discontinuance of an Index; Alteration of Method of Calculation” below) on the Determination Date, subject to the occurrence of a Market Disruption Event as described below in “—Determination Date.”  In certain circumstances, such closing values will be based on the alternate calculation of a Basket Index described under “—Discontinuance of an Index; Alteration of Method of Calculation.”

Determination Date	September 23, 2013; provided that:

(a)
with respect to any Basket Index (other than the Commodity Index), if such date is not an Equity Index Business Day or if a Market Disruption Event occurs on such date, in each case, with respect to such Basket Index, the Determination Date with respect to such Basket Index will be the immediately succeeding Equity Index Business Day during which no Market Disruption Event shall have occurred; providedfurther that if a Market Disruption Event has occurred on each of the five Equity Index Business Days immediately succeeding the scheduled Determination Date, the Calculation Agent will determine the applicable Index Closing Value on such fifth succeeding Equity Index Business Day in accordance with the formula for calculating the value of the applicable Basket Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding Equity Index Business Day of each security most recently constituting the applicable Basket Index; and

(b)
with respect to the Commodity Index, (i) if a Market Disruption Event occurs on such date with respect to such index or one or more commodity contracts underlying such index (an “Index Commodity”), the Calculation Agent will calculate the price of such index for the Determination Date using (x) for each Index Commodity which did not suffer a Market Disruption Event on such date, the official settlement price on that date of each such Index Commodity and (y) subject to the paragraph below, for each Index Commodity which did suffer a Market Disruption Event on such date, the official settlement price of that Index Commodity on the next Commodity Trading Day on which no Market Disruption Event occurs with respect to such Index Commodity.  In calculating the price of the Commodity Index for the purposes of this paragraph, the Calculation Agent will use the formula for calculating such index last in effect prior to the Determination Date; provided that if the relevant Market Disruption Event in respect of such index is due to a Material Change in Formula, the Calculation Agent will use the formula last in effect prior to that Market Disruption Event; or (ii) if the Determination Date is not an Commodity Index

Business Day, the price of such index in respect of the Determination Date will be the price of such index on the next succeeding Commodity Index Business Day, subject to the Market Disruption Event provisions described herein.

If a Market Disruption Event in respect of an Index Commodity has occurred on each of the three consecutive Commodity Trading Days immediately succeeding the Determination Date, the Calculation Agent will determine the applicable Index Commodity’s price for the Determination Date on such third succeeding Commodity Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the relevant price shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the relevant price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Equity Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Commodity Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the applicable Commodity Relevant Exchange.

Equity Index Business Day
For each Equity Index separately, a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Equity Relevant Exchange(s) for such Equity Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Commodity Index Business Day
For the Commodity Index, any day on which the sum of the CIPs (as defined under “—The Basket Indices—The Dow Jones-AIG Commodity IndexSM—Determination of Relative Weightings” below) for those Index Commodities (as defined under “—The Basket Indices—The Dow Jones-AIG Commodity IndexSM—Determination of Relative Weightings” below) that are open for trading is greater than 50%.  For the purposes of this definition, the CIPs used during any calendar year are those calculated in June or July of the preceding year and applied on the CIM Determination Date (as defined under “—The Basket Indices—The Dow Jones-AIG Commodity IndexSM—Commodity Index Multipliers” below) for that year; provided, however, that on any day during such calendar year falling prior to or on the CIM Determination Date, the preceding year’s CIP will be used for purposes of determining the existence of an Commodity Index Business Day.  See “—The Basket Indices—The Dow Jones-AIG Commodity IndexSM” below.

Equity Relevant Exchange
With respect to each Equity Index separately, the primary exchange(s) or market(s) of trading for (i) any security then included in such Equity Index, or any successor index, and (ii) any futures or options contracts related to such Equity Index or to any security then included in such Equity Index.

Commodity Relevant Exchange	The primary exchange or market of trading for any contract or commodity then included in the Commodity Index or any successor index for the Commodity Index.

Index Publisher
With respect to the S&P 500 Index, Standard & Poor’s Corporation, with respect to the Commodity Index, Dow Jones & Company, Inc. in conjunction with AIG Financial Products Corp., with respect to the MSCI EAFE Index, MSCI Inc. and with respect to the Russell 2000 Index, the Frank Russell Company, or, in each case, any respective successor publisher thereof.

Market Disruption Event	Market Disruption Event means:

(a)	with respect to any Basket Index (other than the Commodity Index):

(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of such Basket Index (or the Successor Index) on the Equity Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Equity Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Equity Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of such Basket Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Equity Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to such Basket Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists with respect to any Basket Index (other than the Commodity Index) at any time, if trading in a security included in such Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Basket Index shall be based on a comparison of (x) the portion of the value of such Basket Index attributable to that security relative to (y) the overall value of such Basket Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event with respect to any Basket Index (other than the Commodity Index) has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Equity Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on such Basket Index by the primary securities market trading in such contracts by reason of (A) a price change exceeding limits set by such exchange or market, (B) an imbalance of orders relating to such contracts or (C) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to a Basket Index and (4) a “suspension, absence or material limitation of trading” on any Equity Relevant Exchange or on the primary market on which futures or options contracts related to a Basket Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

(b)
with respect to the Commodity Index or any Index Commodity, any of a Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax Disruption, Material Change in Formula or Material Change in Content.

Price Source Disruption
With respect to the Commodity Index, Price Source Disruption means a (i) the temporary failure of the Index Publisher to announce or publish the Index Closing Value of the Commodity Index (or the value of any Successor Index, if applicable) (or the information necessary for determining the Index Closing Value of the Commodity Index (or the value of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Commodity Index.

Trading Disruption
With respect to the Commodity Index, Trading Disruption means the material suspension of, or material limitation imposed on, trading in any of the contracts or commodities underlying the Commodity Index on the Commodity Relevant Exchange for such contract or commodity.

Disappearance of Commodity
Reference Price
With respect to the Commodity Index, Disappearance of Commodity Reference Price means (i) the permanent discontinuance of trading in any of the futures contracts of the commodities underlying the Commodity Index on the Commodity Relevant Exchange, (ii) the disappearance of, or of trading in, any of the commodities underlying the Commodity Index, or (iii) the disappearance or permanent discontinuance or unavailability of the Index Closing Value for the Commodity Index, notwithstanding the availability of the price source or the status of trading in the relevant futures contracts.

For purposes of this definition, a discontinuance of publication of the Commodity Index shall not be a Disappearance of Commodity Reference Price if the Calculation Agent shall have selected a Successor Index in accordance with “Description of Notes—Discontinuance of an Index; Alteration of Method of Calculation.”

Tax Disruption
With respect to the Commodity Index, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be the Determination Date from what it would have been without that imposition, change or removal.

Material Change in Formula
With respect to the Commodity Index, Material Change in Formula means the occurrence since the Pricing Date of a material change in the formula for, or the method of calculating, the Index Closing Value for the Commodity Index.

Material Change in Content	With respect to the Commodity Index, Material Change in Content means the occurrence since the Pricing Date of a material change in the content, composition or constitution of the Commodity Index.

Book Entry Note or Certificated Note
The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Form of Securities—The Depositary” and “—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Discontinuance of a Basket Index;
Alteration of Method of Calculation
If the publication of any Equity Index is discontinued and a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Equity Index (such index being referred to herein as a “Successor Index”) is published, then any subsequent Index Closing Value for the S&P 500 Index, MSCI EAFE Index or Russell 2000 Index, as applicable (each, an “Equity Index Closing Value”), will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the Equity Relevant Exchange or market for the Successor Index on the date that any Equity Index Closing Value is to be determined.

If the publication of an Equity Index is discontinued prior to, and such discontinuance is continuing on, the date that any Equity Index Closing Value is to be determined and the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the relevant Equity Index Closing Value for such date in accordance with the formula for calculating such Equity Index last in effect prior to such discontinuance, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Equity Relevant Exchange on such date of each security most recently comprising such Equity Index on the Equity Relevant Exchange.

If, following the Original Issue Date, the Index Publisher ceases to publish the Commodity Index and neither AIG-FP nor any other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts as in effect immediately prior to such cessation, then the Commodity Index Closing Value will be calculated by the Calculation Agent in accordance with the formula used to calculate the Commodity Index and composition of the futures contracts of the Commodity Index on the last day on which the Commodity Index was published (also a “Successor Index”).

Notwithstanding these alternative arrangements, discontinuance of the publication of any of the Basket Indices may adversely affect the value of the Notes.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Equity Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If at any time the method of calculating a Basket Index or a Successor Index, or the value thereof, is changed in a material respect, or if a Basket Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such Basket Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which Index Closing Value for such Basket Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an index comparable to such Basket Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will determine the Final Value with reference to such Basket Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating such Basket Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Basket Index or such Successor Index as if it had not been modified (i.e., as if such split had not occurred).

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will be equal to the Stated Principal Amount plus the Supplemental Redemption Amount, if any, determined as though the date of such acceleration were the Determination Date.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the price for each Basket Index on the Determination Date, the Basket Performance and the Supplemental Redemption Amount, if any, have been and will be made by the Calculation Agent and have been and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Basket Performance, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred.  See “—Index Closing Value”, “—Market Disruption Event” and “—Discontinuance of a Basket Index; Alteration of Method of Calculation” above.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The Basket Indices
We have derived all information contained in this pricing supplement regarding the Basket Indices, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information.  Such information reflects the policies of, and is subject to change by the respective Index Publishers.  We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The S&P 500 Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spin-off Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index.  In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

In this pricing supplement, unless the context requires otherwise, references to the Index will include any Successor Index and references to S&P will include any successor to S&P.

The Dow Jones-AIG Commodity IndexSM

We have derived all information contained in this pricing supplement  regarding the Dow Jones-AIG Commodity Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Dow Jones and AIG Financial Products Corp. (“AIG-FP”).  The Dow Jones-AIG Commodity Index was designed by Dow Jones and AIG-FP and is calculated, maintained and published by Dow Jones, in conjunction with AIG-FP.  We make no representation or warranty as to the accuracy or completeness of such information.

The Dow Jones-AIG Commodity Index reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Dow Jones-AIG Commodity Index.  The value of the Dow Jones-AIG Commodity Index is computed on the basis of hypothetical investments in the basket of commodities that make up the Dow Jones-AIG Commodity Index.

The Notes are linked to the Dow Jones-AIG Commodity Index and not the Dow Jones-AIG Commodity Index Total Return.  The Dow Jones-AIG Commodity Index reflects returns that are potentially available through an unleveraged investment in the components of that index.  The Dow Jones-AIG Commodity Index Total Return is a total return index which, in addition to reflecting the same returns of the Dow Jones-AIG Commodity Index, reflects interest that could be earned on cash collateral invested in hypothetical one-month U.S. Treasury bills.

Overview

The Dow Jones-AIG Commodity Index was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class.  The Dow Jones-AIG Commodity Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities.  An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  The commodities included in the Dow Jones-AIG Commodity Index for 2008 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.  Futures contracts on the Dow Jones-AIG Commodity Index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Dow Jones-AIG Commodity Index is a proprietary Dow Jones-AIG Commodity Index that Dow Jones and AIG-FP developed and that Dow Jones, in conjunction with AIG-FP, calculates.  The methodology for determining the composition and weighting of the Dow Jones-AIG Commodity Index and for calculating its value is subject to modification by Dow Jones and AIG-FP at any time.

The Dow Jones-AIG Commodity Index Committee

Dow Jones and AIG-FP have established the Dow Jones-AIG Commodity Index Committee (the “Committee”) to assist them in connection with the operation of the Dow Jones-AIG Commodity Index.  The Committee includes prominent members of the financial, academic and legal communities and meets annually to consider any changes to be made to the Dow Jones-AIG Commodity Index for the coming year.  The Committee may also meet at such other times as may be necessary.

As described in more detail below, the Dow Jones-AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Dow Jones-AIG Commodity Index are determined each year in June by AIG-FP.  Following the Committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

Composition of the Dow Jones-AIG Commodity Index

Commodities Available For Inclusion in the Dow Jones-AIG Commodity Index

With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the Dow Jones-AIG Commodity Index is the subject of a futures contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 commodities underlying the Dow Jones-AIG Commodity Index selected for 2008 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a Designated Contract is selected for each commodity.  With the exception of several LME contracts, where the Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Committee selects the futures contract that is traded in North America and denominated in dollars.  If more than one such contract exists, the Committee selects the most actively traded contract.  Data concerning this Designated Contract will be used to calculate the Dow Jones-AIG Commodity Index.  The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.  The Designated Contracts for the commodities included in the Dow Jones-AIG Commodity Index for 2008 are as follows:

Commodity	Designated Contract	Exchange	Target Weighting (2)
Aluminum	High Grade Primary Aluminum	LME	7.11%
Coffee	Coffee “C”	CSCE	3.00%
Copper(1)	High Grade Cooper	COMEX	7.04%
Corn	Corn	CBOT	5.66%
Cotton	Cotton	NYCE	2.48%
Crude Oil	Light, Sweet Crude Oil	NYMEX	13.16%
Gold	Gold	COMEX	7.40%
Heating Oil	Heating Oil	NYMEX	3.82%
Live Cattle	Live Cattle	CME	4.89%
Lean Hogs	Lean Hogs	CME	2.55%
Natural Gas	Henry Hub Natural Gas	NYMEX	12.24%
Nickel	Primary Nickel	LME	2.79%
Silver	Silver	COMEX	2.72%
Soybeans	Soybeans	CBOT	2.81%
Soybean Oil	Soybean Oil	CBOT	7.63%
Sugar	World Sugar No. 11	CSCE	3.19%
Unleaded Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	3.78%
Wheat	Wheat	CBOT	4.70%
Zinc	Special High Grade Zinc	LME	3.03%

(1)     The Dow Jones-AIG Commodity Index uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones-AIG Commodity Index.

(2) The column in the above table titled “Target Weighting” reflects the target weightings as of January 2008 of the 19 commodities currently included in the Dow Jones-AIG Commodity Index.

In addition to the commodities set forth in the above table, lead, platinum and tin also are considered for inclusion in the Dow Jones-AIG Commodity Index.

The composition of the Dow Jones-AIG Commodity Index is recalculated by AIG-FP in June of each year, under the supervision of the Committee, taking in account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Dow Jones-AIG Commodity Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Dow Jones-AIG Commodity Index are assigned to “Commodity Groups”.  The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil
Heating Oil
Natural Gas
Unleaded Gasoline
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle
Lean Hogs
Grains:	Corn
Soybeans
Soybean Oil
Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar

Annual Reweightings and Rebalancings of the Dow Jones-AIG Commodity Index

The Dow Jones-AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Dow Jones-AIG Commodity Index are determined each year in June by AIG-FP under the supervision of the Committee, announced in July and implemented the following January.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Dow Jones-AIG Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively.  Each June, for each commodity designated for potential inclusion in Dow Jones-AIG Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”).  The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Dow Jones-AIG Commodity Index.  The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Dow Jones-AIG Commodity Index.  The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity.  This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Dow Jones-AIG Commodity Index (the “Index Commodities”) and their respective percentage weights.

The Dow Jones-AIG Commodity Index is designed to provide diversified exposure to commodities as an asset class.  To ensure that no single commodity or commodity sector dominates the Dow Jones-AIG Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones-AIG Commodity Index as of January of the applicable year:

•	No related group of commodities designated as a “Commodity Group” e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Dow Jones-AIG Commodity Index.

•	No single commodity may constitute more than 15% of the Dow Jones-AIG Commodity Index.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Dow Jones-AIG Commodity Index.

•	No single commodity that is in the Dow Jones-AIG Commodity Index may constitute less than 2% of the Dow Jones-AIG Commodity Index.

Following the annual reweighting and rebalancing of the Dow Jones-AIG Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Dow Jones-AIG Commodity Index by calculating the new unit weights for each Index Commodity.  Towards the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement values on that date for Designated Contracts included in the Dow Jones-AIG Commodity Index, are used to determine a “Commodity Index Multiplier” or “CIM” for each Index Commodity.  This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs.  After the CIMs are calculated, they remain fixed throughout the year.  As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Dow Jones-AIG Commodity Index is calculated by Dow Jones, in conjunction with AIG-FP, by applying the impact of the changes to the futures prices of commodities included in the Dow Jones-AIG Commodity Index (based on their relative weightings).  Once the CIMs are determined as discussed above, the calculation of the Dow Jones-AIG Commodity Index is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts.  These products are then summed.  The percentage change in this sum is then applied to the prior Dow Jones-AIG Commodity Index value to calculate the current Dow Jones-AIG Commodity Index value.

The Dow Jones-AIG Commodity Index is a Rolling Dow Jones-AIG Commodity Index

The Dow Jones-AIG Commodity Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity.  In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased.  The rollover for each contract occurs over a period of five Dow Jones-AIG Commodity Index Business Days each month according to a pre-determined schedule.  This process is known as “rolling” a futures position.  The Dow Jones-AIG Commodity Index is, therefore, a “rolling Dow Jones-AIG Commodity Index”.

Dow Jones-AIG Commodity Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges.  The daily calculation of the Dow Jones-AIG Commodity Index will be adjusted in the event that AIG-FP determines that any of the following Dow Jones-AIG Commodity Index calculation disruption events exists:

•	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Dow Jones-AIG Commodity Index on that day,

•	the settlement value of any futures contract used in the calculation of the Dow Jones-AIG Commodity Index reflects the maximum permitted price change from the previous day's settlement value,

•	the failure of an exchange to publish official settlement values for any futures contract used in the calculation of the Dow Jones-AIG Commodity Index, or

•	with respect to any futures contract used in the calculation of the Dow Jones-AIG Commodity Index that trades on the LME, a business day on which the LME is not open for trading.

The MSCI EAFE Index®

The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc., or MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation.  The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI indexes for the 21 selected countries (the “Component Country Indices”).  Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.  See “—Maintenance of the MSCI EAFE Index and the Component Country Indices” below.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market.  In general, all prices are taken from the main stock exchange in each market.  Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time.  The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100.

Maintenance of the MSCI EAFE Index and the Component Country Indices.  In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.  Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

MSCI may add additional Component Country Indices to the MSCI EAFE Index or subtract one or more of its current Component Country Indices prior to the expiration of the Notes.

Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets.  In maintaining each Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE Index.

MSCI classifies index maintenance in three broad categories.  The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur.  The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events.  The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.  They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis.  These changes are reflected in the indices at the time of the event.  All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets.  This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance.  These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “Foreign Inclusion Factors,” which reflect the free float for foreign investors, and in number of shares.

Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the Foreign Inclusion Factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to Foreign Inclusion Factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the Foreign Inclusion Factor as a result of other events of similar nature.

Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks.

The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November.  The results of the quarterly index reviews are announced at least two weeks prior to their implementation.  Any country may be impacted at the quarterly index review.

The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews.  During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above.  The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.  Index maintenance of the Component Country Indices is reflected in the MSCI EAFE Index.

Selection of Component Securities and Calculating and Adjusting for Free Float. The selection of the Component Securities for each Component Country Index is based on the following guidelines:

(i) Define the universe of listed securities within each country;

(ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors.  In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a Foreign Inclusion Factor for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits.  MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s Foreign Inclusion Factor.  Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are designed by, and, ultimately, subject to adjustment by, MSCI.

The MSCI EAFE Index is Subject to Currency Exchange Risk.  Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade.  Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI EAFE Index denominated in each such currency.  The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI EAFE Index.  Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the Notes.  The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI EAFE Index, which is converted into U.S. dollars.

Affiliation of MSCI, MS & Co. and Morgan Stanley.  Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley.  MSCI is responsible for the MSCI EAFE Index and the guidelines and policies governing its composition and calculation.  Although judgments, policies and determinations concerning the MSCI EAFE Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS MADE IN DETERMINING THE MSCI EAFE INDEX.  THE POLICIES FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT SECURITIES COMPOSING THE MSCI EAFE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EAFE INDEX.  FURTHERMORE, THE POLICIES FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EAFE INDEX COULD ALSO AFFECT THE VALUE OF THE MSCI EAFE INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EAFE INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT FOR THE NOTES, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT.  ANY SUCH ACTIONS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI EAFE Index.

The Russell 2000® Index

The Russell 2000 Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  Morgan Stanley obtained all information contained in this pricing supplement regarding the Russell 2000 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, Frank Russell Company.  Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the Russell 2000 Index.  Frank Russell Company is under no obligation to continue to publish the Russell 2000 Index and may discontinue publication of the Russell 2000 Index at any time.

All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000 Index. The Russell 2000 Index is a sub-group of the Russell 3000 Index.  To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000 Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell Company must have access to documentation verifying the company’s eligibility for inclusion.  Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution.  To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations incorporated in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and, consequently, the Russell 2000 Index.  The following securities are specifically excluded from the Russell 2000 Index: (i) stocks traded on U.S. exchanges but incorporated in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies and limited partnerships and (iv) bulletin board, pink sheets or over-the-counter traded securities.  In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares.  All common stock share classes are combined in determining market capitalization.  If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations.  In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000 Index.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000 Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments.  As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the Russell 2000 Component Stocks relative to the capitalization on a base date.  The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index’s Russell 2000 Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.  To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded stocks.  If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index.  In order to provide continuity for the Russell 2000 Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission.  Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

• ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•     Corporate cross-owned shares – when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

•     Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding.  However, not to be included in this class are institutional holdings, which are:  investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

• Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

•      Initial public offering lock-ups – shares locked-up during an initial public offering  are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000 Index. The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required:

•     “No Replacement” Rule – Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.  Thus, the number of securities in the Russell 2000 Index over the past year will fluctuate according to corporate activity.

•     Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.  When deleting stocks from the Russell 2000 Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price.  Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.  Exceptions exist for certain corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•    When acquisitions or mergers take place within the Russell 2000 Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization.  Shares are updated for the acquiring stock at the time the transaction is final.

•     Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings.  Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Index at the latest reconstitution.

•     Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions generally are applied at the open of the ex-date using the previous day’s closing prices.  For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices.  For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000 Index.  Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000 Index.  This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000 Index.  Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations.  FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

Historical Information
The following table sets forth the published high and low Index Closing Values for each Basket Index, as well as end-of-quarter Index Closing Values for each quarter in the period from January 1, 2003 through March 20, 2008.  The Index Closing Values, for the S&P 500 Index, the Commodity Index, the MSCI EAFE Index and the Russell 2000 Index on March 20, 2008 were 1,329.51, 197.334, 1,945.19 and 681.42, respectively.  We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.  The historical values of the Basket Indices should not be taken as an indication of future performance. The value of the Basket Indices may be lower on the Determination Date than on the Pricing Date so that you will receive only the Stated Principal Amount of $1,000 per Note at maturity.  We cannot give you any assurance that the Basket Performance will be greater than 0%.

S&P 500 Index
Historical High, Low and Period End Index Closing Values
January 1, 2003 through March 20, 2008

	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter (through March 20, 2008)	1,447.16	1,273.37	1,329.51

S&P 500 Index
January 1, 2003 through March 20, 2008

Commodity Index
Historical High, Low and Period End Index Closing Values
January 1, 2003 through March 20, 2008

	High	Low	Period End
2003
First Quarter	125.05	111.20	113.17
Second Quarter	120.83	110.97	115.79
Third Quarter	121.32	114.02	120.90
Fourth Quarter	137.32	121.14	135.27
2004
First Quarter	151.69	136.82	150.84
Second Quarter	154.99	143.29	144.03
Third Quarter	153.18	140.99	153.18
Fourth Quarter	159.29	141.27	145.60
2005
First Quarter	165.25	142.18	162.09
Second Quarter	162.39	146.08	152.89
Third Quarter	179.07	154.11	178.25
Fourth Quarter	180.24	163.36	171.15
2006
First Quarter	174.22	158.78	165.19
Second Quarter	187.63	164.72	173.24
Third Quarter	179.96	156.59	159.96
Fourth Quarter	175.21	156.08	166.51
2007
First Quarter	173.50	155.88	171.96
Second Quarter	176.48	168.52	169.67
Third Quarter	179.72	161.06	178.25
Fourth Quarter	185.57	172.12	184.96
2008	125.05	111.20	113.17
First Quarter (through March 19, 2008)	219.09	181.16	197.33

Commodity Index
January 1, 2003 through March 20, 2008

MSCI EAFE Index
Historical High, Low and Period End Index Closing Values
MSCI EAFE Index January 1, 2003 through March 20, 2008

	High	Low	Period End
2003
First Quarter	984.21	823.51	868.55
Second Quarter	1,074.97	876.58	1,025.74
Third Quarter	1,138.13	1,024.11	1,103.39
Fourth Quarter	1,288.77	1,124.33	1,288.77
2004
First Quarter	1,365.62	1,286.25	1,337.07
Second Quarter	1,360.32	1,226.65	1,327.97
Third Quarter	1,328.19	1,258.55	1,318.03
Fourth Quarter	1,515.48	1,329.37	1,515.48
2005
First Quarter	1,568.18	1,462.16	1,503.85
Second Quarter	1,518.07	1,439.66	1,473.72
Third Quarter	1,618.84	1,450.18	1,618.84
Fourth Quarter	1,696.07	1,533.92	1,680.13
2006
First Quarter	1,841.74	1,684.06	1,827.65
Second Quarter	1,980.26	1,681.70	1,822.88
Third Quarter	1,914.88	1,708.45	1,885.26
Fourth Quarter	2,074.48	1,890.59	2,074.48
2007
First Quarter	2,182.60	2,030.00	2,147.51
Second Quarter	2,285.36	2,152.13	2,262.24
Third Quarter	2,335.70	2,039.86	2,300.38
Fourth Quarter	2,388.74	2,179.99	2,253.36
2008
First Quarter (through March 20, 2008)	2,253.36	1,913.53	1,945.19

MSCI EAFE Index
January 1, 2003 through March 20, 2008

Russell 2000 Index
Historical High, Low and Period End Index Closing Values
January 1, 2003 through March 20, 2008

	High	Low	Period End
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.37
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter (through March 20, 2008)	753.55	643.97	681.42

Russell 2000 Index
January 1, 2003 through March 20, 2008

Historical Chart
The following chart shows the historical values of the basket (assuming that each of the Basket Indices are weighted as described in “—Basket”).  The chart covers the period from January 1, 2003 through March 20, 2008. The graph illustrates the effect of the offset and/or correlation among the Basket Indices during such period.  The graph does not take into account the Participation Rate on the Notes, nor does it attempt to show your expected return on an investment in the Notes.  The historical values of the Basket should not be taken as an indication of its future performance.

Historical Basket Values
January 1, 2003 – March 19, 2008

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the stocks underlying the Equity Indices, in options contracts on the Equity Indices and by taking positions in swaps and futures contracts on the commodities underlying the Commodity Index.  Such purchase activity could have increased the value of the Basket Indices, and, therefore, the value at which the Basket Indices must close on the Determination Date before you would receive at maturity a payment that exceeds the Stated Principal Amount of the Notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Date, by purchasing and selling the stocks or commodities underlying the Basket Indices, futures or options contracts on the Basket Indices or the stocks or commodities underlying the Basket Indices listed on major securities or commodities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities, commodities, futures or options contracts, or instruments on the Determination Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Indices and, therefore, adversely affect the value of the Basket Indices on the Determination Date or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may allow a concession not in excess of $35 per Note to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.  After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on March 28, 2008 which will be the sixth scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes.  Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the Notes in the offering, if within 30 days of the offering the Agent repurchases previously distributed Notes in transactions to cover short positions or to stabilize the price of the Notes or otherwise.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
License Agreement Between S&P
and Morgan Stanley
Standard & Poor’s® Corporation, or S&P, Morgan Stanley, have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in financial investments generally or in the Notes particularly, or the ability of the S&P 500 Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the Notes.  S&P has no obligation to take our needs or the needs of the holders of the Notes into consideration in determining, composing or calculating the S&P 500 Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH

THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Notes have not been passed on by S&P as to their legality or suitability.  The Notes are not issued, endorsed, sold or promoted by S&P. S&P MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

License Agreement among Dow Jones,
AIG-FP and Morgan Stanley
Dow Jones, AIG-FP and Morgan Stanley, have entered into a non-exclusive license agreement providing for the license to Morgan Stanley of the right to use the Dow Jones-AIG Commodity Index, which is published by Dow Jones, in connection with certain securities, including the Notes.

The license agreement between Dow Jones, AIG-FP and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, Inc. (“American International Group”), AIG-FP or any of their subsidiaries or affiliates.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes.  The only relationship of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates to Morgan Stanley is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-AIG Commodity Index, which is determined, composed and calculated by Dow Jones in conjunction with AIG-FP without regard to Morgan Stanley or the Notes.  Dow Jones and AIG-FP have no obligation to take the needs of Morgan Stanley or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones-AIG Commodity Index.  None of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to Notes customers, in connection with the administration, marketing or trading of the Notes.  Notwithstanding the foregoing, AIG-FP, American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by Morgan Stanley, but which may be similar to and competitive with the Notes.  In addition, American International Group, AIG-FP and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity Index), as well as swaps, options and derivatives which are linked to the performance of such commodities, Commodity Indexes and commodity futures.  It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity Index, and Notes.

This pricing supplement relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity Index components.  Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-AIG Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates.  The information in this pricing supplement regarding the Dow Jones-AIG Commodity Index components has been derived solely from publicly available documents.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-AIG Commodity Index components in connection with the Notes.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-AIG Commodity Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEX OR

ANY DATA INCLUDED THEREIN.  NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIG-FP AND MORGAN STANLEY, OTHER THAN AMERICAN INTERNATIONAL GROUP.

 “Dow Jones,” “AIG®” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, AIG-FP, American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIG-FP, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in the Notes.

License Agreement between MSCI, Inc.
and Morgan Stanley
MSCI Inc., or MSCI, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the MSCI EAFE Index, which is owned and published by MSCI, in connection with certain securities, including the Notes.

The license agreement between MSCI and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, SAVE MORGAN STANLEY, ITS OR THEIR DIRECT OR INDIRECT THIRD PARTY INFORMATION SOURCES OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”).  THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI.  MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY.  THE NOTES HAVE NOT BEEN REVIEWED OR

PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR MANAGER OF OR INVESTORS IN THE NOTES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY FINANCIAL PRODUCT GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING MARKET PERFORMANCE.  MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE NOTES OR ANY OTHER PERSON OR ENTITY.  NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE NOTES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES.  NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE AMOUNT OR TYPE OF CONSIDERATION INTO WHICH THE NOTES ARE REDEEMABLE.  FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE NOTES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES OR OTHERWISE.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF THE NOTES, INVESTORS IN THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON

OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED THEREIN.  WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE), CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF INTERESTS IN THE NOTES, OR ANY OTHER PERSON OR ENTITY, MAY USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THE NOTES OR USE ANY MSCI INDEX WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI’S PERMISSION IS REQUIRED.

The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability that the issuer may make elsewhere in this pricing supplement or the accompanying prospectus supplement or prospectus or otherwise to prospective or actual purchasers of or investors in the Notes.

 “MSCI EAFE Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley.  The Notes are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the Notes.

License Agreement between
Frank Russell Company
and Morgan Stanley
Frank Russell Company and Morgan Stanley, have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Index, which is owned and published by Frank Russell Company, in connection with securities, including the Notes.

The license agreement between Frank Russell Company and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by Frank Russell Company.  Frank Russell Company makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same.  Frank Russell Company’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Frank Russell Company as to the advisability of investment in any or all of the securities or Notes upon which the Russell 2000 Index is based.  Frank Russell Company’s only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Frank Russell Company and of the Russell 2000 Index, which is determined, composed and calculated by Frank Russell Company without regard to Morgan Stanley or the Notes.  Frank Russell Company is not responsible for and has not reviewed the Notes nor any associated literature or publications and Frank Russell Company makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Frank Russell Company reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index.  Frank Russell Company has no obligation or liability in connection with the administration, marketing or trading of the Notes.

FRANK RUSSELL COMPANY DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL COMPANY SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  FRANK RUSSELL COMPANY MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN.  FRANK RUSSELL COMPANY MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO

THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL COMPANY HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  The Notes are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Notes.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any Notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation
The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

U.S. Holders

Please read the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant-yield basis in each year that they hold the Notes, and pay taxes annually on the amount of accrued OID, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Notes, as discussed in the accompanying prospectus supplement under the section called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Notes ― Optionally Exchangeable Notes ― Adjustments to Interest Accruals on the Notes.”  Any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  We have determined that the comparable yield is an annual rate of 4.2224%, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,258.7960 due at maturity.

The following table states the amount of OID (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Notes) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$10.7906	$10.7906
July 1, 2008 through December 31, 2008	$21.3398	$32.1304
January 1, 2009 through June 30, 2009	$21.7903	$53.9207
July 1, 2009 through December 31, 2009	$22.2504	$76.1711
January 1, 2010 through June 30, 2010	$22.7201	$98.8912
July 1, 2010 through December 31, 2010	$23.1998	$122.0910
January 1, 2011 through June 30, 2011	$23.6896	$145.7806
July 1, 2011 through December 31, 2011	$24.1897	$169.9703
January 1, 2012 through June 30, 2012	$24.7004	$194.6707
July 1, 2012 through December 31, 2012	$25.2219	$219.8926
January 1, 2013 through June 30, 2013	$25.7544	$245.6470
July 1, 2013 through the Maturity Date	$13.1490	$258.7960

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amount of the payment that will be made on a Note.

Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes.  Subject to the discussion in the accompanying prospectus supplement concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder (as defined in the accompanying prospectus supplement) and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax, provided that the requirements described in the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders — Notes — In General” in the accompanying prospectus supplement are met.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the

Notes is effectively connected with the conduct of a trade or business in the United States.  Non-U.S. investors should consult their tax advisers regarding the potential tax consequences of investing in the Notes.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.